Exhibit 10.1
EXECUTION VERSION
COOPERATION AGREEMENT
February 12, 2020
ValueAct Capital Management L.P.
One Letterman Drive
Building D, 4th Floor
San Francisco, CA 94129
Ladies and Gentlemen:
Hawaiian Electric Industries, Inc. (the “Company”), on the one hand, and ValueAct Spring Master Fund, L.P. and the other entities listed on Schedule A (collectively, “ValueAct”), on the other hand, have agreed to the terms contained in this Cooperation Agreement (the “Agreement”). This Agreement will take effect as of the date hereof (the “Effective Date”). For purposes of this Agreement, we refer to each of the Company and ValueAct as a “Party” and, collectively, as the “Parties.”

1.	Company Board Matters.

(a)	Board Actions. As of the date of this Agreement, the Board of Directors of the Company (the “Board”) has taken the following actions:

(i)
the Board has duly appointed Eva T. Zlotnicka (referred to in this Agreement as the “ValueAct Director”) to serve as a Class III director of the Company with a term expiring at the Company’s next annual meeting of shareholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”), effective as of the date and time this Agreement is fully executed and delivered;

(ii)
the Board shall, and has resolved to, nominate the ValueAct Director for election to the Board as a Class III director at the 2020 Annual Meeting with a term expiring at the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”);

(b)
2020 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2020 Annual Meeting shall include the ValueAct Director, which ValueAct Director has consented to being named in the Company’s proxy statement for the 2020 Annual Meeting. The Company shall use its reasonable best efforts to cause the election of the ValueAct Director at the 2020 Annual Meeting (including listing such ValueAct Director in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and advocating that the Company’s shareholders vote in favor of the election of such ValueAct Director (and otherwise supporting the ValueAct Director for election in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees)). ValueAct acknowledges that (i) the other members of the slate of directors for election to the Board at the 2020 Annual Meeting shall be each of Peggy Y. Fowler and Keith P. Russell for election as a Class III director to serve for a three year term expiring at the 2023 Annual Meeting and Micah A. Kane for election as a Class I director to serve for a one year term expiring at the 2021 annual meeting of shareholders, and (ii) effective as of the time of the 2020 Annual Meeting, the size of the Board will be set at ten directors.

(c)
Company Policies. ValueAct acknowledges that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Corporate Governance Guidelines and Corporate Code of Conduct (as may be amended from time to time, collectively, the “Company Policies”) will be applicable to the ValueAct Director as well during her term of service. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to ValueAct or its counsel, other than Company Policies that relate only to compliance with applicable laws, rules and regulations.

(d)
Committees. As of the Effective Date, the Board has duly appointed the ValueAct Director to serve on the Compensation Committee of the Board (the “Committee”). The ValueAct Director shall continue to serve on the Committee during the term expiring at the 2023 Annual Meeting, unless otherwise agreed by ValueAct or the ValueAct Director in writing. Without limiting the foregoing, the Board shall give the ValueAct Director the same due consideration for membership to any committee of the Board as it would any other director.

(e)
Shareholder Meeting. ValueAct shall, or shall cause its Affiliates, Associates or representatives to, appear in person or by proxy at the 2020 Annual Meeting and vote all shares of common stock of the Company, no par value (“Common Stock”), owned by ValueAct and over which ValueAct has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to: (A) the election of the directors at the 2020 Annual Meeting as set forth in Section 1(b), (B) the advisory vote on executive compensation, (C) the proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to provide for the phasing out of the classified structure of the Board, (D) the proposal to amend the Articles to adopt a majority voting standard in uncontested director elections and (E) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

(f)
Press Release. Promptly following the execution of this Agreement, the Company shall (i) issue a press release in the form attached hereto as Exhibit A (the “Press Release”), and (ii) file with the U.S. Securities and Exchange Commission (the “SEC”) a Form 8-K disclosing the election of the ValueAct Director to the Board, describing the material terms of this Agreement and filing this Agreement as an exhibit thereto.

(g)
Irrevocable Letter of Resignation. The ValueAct Director has delivered to the Company, simultaneously with the execution of this Agreement, an irrevocable letter of resignation, in the form attached hereto as Exhibit B, that expires on the date of the 2023 Annual Meeting, pursuant to which the ValueAct Director resigns, subject to the Board’s acceptance of such resignation, from the Board and all applicable committees and subcommittees thereof in the event of any of the following: (i) ValueAct ceases to beneficially own at least 1.0% of the outstanding shares of Common Stock (provided, that for purposes of such calculation, the total outstanding shares of Common Stock as of the date of such determination shall be deemed to be the lesser of (1) the aggregate number of shares of Common Stock outstanding as of the date hereof or (2) the aggregate number of shares of Common Stock outstanding as of the date of such determination (in each case, as adjusted for any combinations, splits, recapitalizations or similar actions)), (ii) a judicial determination that ValueAct or the ValueAct Director has materially breached any of the terms of this Agreement, (iii) the employment of the ValueAct Director with ValueAct has ceased for any reason or (iv) ValueAct nominates one or more director candidates for election or appointment to the Board (including pursuant to the advance notice provisions for shareholder nominations or the proxy access provisions of the Company’s Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”)) (each of the matters described in clauses (i)-(iv) referred to as a “Resignation Trigger”). Upon the occurrence of any such event, the Company shall, within five (5) business days of such occurrence, notify the ValueAct Director of the Board’s election to accept or reject her resignation; provided, that if no such notification is provided within such five (5) business day period, the Board shall be deemed to have rejected the ValueAct Director’s resignation in respect of such event; provided, further, that any rejection of the ValueAct Director’s resignation pursuant to the foregoing shall not operate as or be construed to be a rejection of any other Resignation Trigger.

(h)
Recusal. ValueAct agrees that the ValueAct Director shall recuse herself from the portion of any Board or committee or subcommittee meeting at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any proposed or pending transaction between the Company or any of its subsidiaries and ValueAct or its Affiliates or (iii) any proposed or pending transaction between the Company or any of its subsidiaries and another entity in which ValueAct has representation on the board of directors (or equivalent governing body) of such entity or such entity’s direct or indirect parent company or in which ValueAct has a significant ownership interest (including significant ownership interest in such entity’s direct or indirect parent company) (the matters described in clauses (i)-(iii) referred to as “Recusal Matters”). ValueAct agrees that the ValueAct Director shall not have access to documents or other information relating to Recusal Matters.

(i)
Affiliates and Associates. ValueAct agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate.

2.	Standstill Restrictions. From the Effective Date and continuing until the first anniversary of the date of this Agreement (the “Expiration Date”), ValueAct will not, directly or indirectly:

(a)
solicit proxies or written consents of shareholders with respect to, or from the holders of, any Common Stock, or make, or in any way participate in (other than by voting its shares of Common Stock in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Common Stock with respect to the election of directors or any other matter, otherwise conduct any nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;

(b)
form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any Common Stock, or deposit any Common Stock in a voting trust or subject any Common Stock to any voting agreement or other arrangement of similar effect, other than, in each case, solely with other members of ValueAct;

(c)
seek to call, or request the call of, a special meeting of the shareholders of the Company or seek to make, or make, a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) or nomination of directors (including pursuant to the advance notice provisions for shareholder nominations or the proxy access provisions of the Bylaws) at any meeting of the shareholders of the Company;

(d)
other than at the direction of the Board or any committee thereof, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, any merger, business combination, sale, divestiture, spin-off or other extraordinary transaction involving the Company or any of its subsidiaries or their respective businesses, assets or securities, or any change in structure, size or composition of the Board or any Company subsidiary board or change in management of the Company or any of its subsidiaries, in each case, whether or not any such transaction or change involves a change of control of the Company;

(e)
engage in any short sale or purchase of any derivative security that derives any part of its value from a decline in the market price or value of any securities of the Company, or enter into any hedging transaction with similar effect; or

(f)
enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

3.
Power and Authority of the Company. The Company represents and warrants to ValueAct that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.
Power and Authority of ValueAct. ValueAct represents and warrants to the Company that (a) ValueAct has the power and authority to execute and deliver this Agreement and to bind itself and its Affiliates hereto, (b) this Agreement has been duly authorized, executed and delivered by ValueAct, constitutes a valid and binding obligation of ValueAct, and is enforceable against ValueAct in accordance with its terms, (c) the execution of this Agreement by ValueAct does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to ValueAct, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (d) ValueAct beneficially owns in the aggregate approximately 1,548,756 shares of Common Stock and (e) the information regarding ownership of Common Stock, other securities of the Company and derivative instruments, swaps and other transactions that ValueAct disclosed to the Company in writing prior to the date hereof is true and correct in all material respects as of the date hereof.

5.	Mutual Non-Disparagement.

(a)
From the Effective Date and continuing until the later of (i) the Expiration Date and (ii) the date on which the ValueAct Director ceases to be a member of the Board, or, if earlier, until such time as the Company or any of its executive officers or directors shall have materially breached this Section 5, ValueAct agrees that neither it nor any of its Affiliates or Associates or ValueAct Representatives will, and it will cause each of its Affiliates and Associates and ValueAct Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise (including, without limitation, in a television, radio, internet, newspaper or magazine interview), that might be construed to be inconsistent with this

Agreement or the Press Release or derogatory toward the Company, its Affiliates, its subsidiaries and its or their business or any directors (including any current, future or former director of the Company or any of its subsidiaries regarding such individuals serving in their capacity with the Company or the Company’s subsidiary), officers (including any current, future or former officer of the Company or any of its subsidiaries regarding such individuals serving in their capacity with the Company or the Company’s subsidiary), employees, advisors, agents or representatives (collectively, the “Company Representatives”), or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Representative or the Company’s business.

(b)
From the Effective Date and continuing until the later of (i) the Expiration Date and (ii) the date on which the ValueAct Director ceases to be a member of the Board, or, if earlier, until such time as ValueAct or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have materially breached this Section 5, the Company agrees that neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise (including, without limitation, in a television, radio, internet, newspaper or magazine interview), that might be construed to be inconsistent with this Agreement or the Press Release or derogatory toward ValueAct or any of its subsidiaries or Affiliates, its business or any directors, partners, members or managers (including any current, future or former director, partner, member or manager of ValueAct or any of its subsidiaries regarding such individuals serving in their capacity with ValueAct or its subsidiaries), officers (including any current, future or former officer of ValueAct or any of its subsidiaries regarding such individuals serving in their capacity with ValueAct or its subsidiaries), employees, advisors, agents or representatives (collectively, the “ValueAct Representatives”), or to malign, harm, disparage, defame or damage the reputation or good name of ValueAct, any ValueAct Representative or ValueAct’s business.

(c)
Nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from (i) making any statement or disclosure required under the federal securities laws or other applicable laws or the rules of the New York Stock Exchange; (ii) communicating, on a confidential basis, with attorneys, accountants, or financial advisors; (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over ValueAct or the Company or any of its subsidiaries, as the case may be; and (iv) complying with any subpoena or other legal process.

6.	Term.

(a)
Termination Date. Unless otherwise mutually agreed in writing by each Party, each Party’s obligations under this Agreement will extend until and terminate upon the earliest of: (i) the 2023 Annual Meeting or (ii) upon the election to terminate this Agreement by the non-breaching party, if the Company or ValueAct materially breaches an obligation under this Agreement.

(b)
Notwithstanding the foregoing, the provisions of Section 1(c), Section 6, and Section 8 through Section 14 shall survive the termination of this Agreement. No termination pursuant to this Section 6 relieves any Party from liability for any breach of this Agreement prior to such termination.

7.
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

8.
Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

9.
APPLICABLE LAW AND JURISDICTION. THIS COOPERATION AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF HAWAII WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING BASED ON OR ARISING OUT OF THIS COOPERATION AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN ANY STATE COURT THEREFROM WITHIN THE STATE OF HAWAII (OR, IF THE STATE COURTS OF HAWAII DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDEAL COURT LOCATED IN THE STATE OF HAWAII). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

10.
Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) if given by email, upon confirmation of receipt (provided such confirmation is not automatically generated) or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 10:

If to the Company:
Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900
Honolulu, Hawaii 96813
Attention: Kurt K. Murao, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Email: kmurao@hei.com
With a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Marc S. Gerber
Email: marc.gerber@skadden.com
If to ValueAct:
ValueAct Capital Management L.P.
One Letterman Drive
San Francisco, CA 94129
Attention:    General Counsel
Email:        legal@valueact.com

11.
Entire Agreement; Amendment. This Agreement and the exhibits and schedules attached to this Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12.
Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.
No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

14.
Interpretation and Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “Affiliate” and “Associate” in this Agreement have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.
HAWAIIAN ELECTRIC INDUSTRIES, INC.
By:    /s/ Constance H. Lau_________
Name: Constance H. Lau
Title:      President and
Chief Executive Officer

[Signature Page to Agreement]

Acknowledged and agreed to as of the date first written above:
ValueAct Spring Master Fund, L.P.
By:    VA Partners I, LLC, its general partner
By:    ValueAct Holdings, L.P., its managing member
By:    ValueAct Holdings GP, LLC, its general partner
By:    /s/ Jason B. Breeding_____________
Name:    Jason B. Breeding
Title:    General Counsel & Corporate Secretary

[Signature Page to Agreement]

Schedule A
List of ValueAct Entities.
ValueAct Spring Master Fund, L.P.
ValueAct Spring Master Fund A, L.P.
VA Partners I, LLC
ValueAct Holdings, L.P.
ValueAct Holdings II, L.P.
ValueAct Holdings GP, LLC
ValueAct Capital Management, L.P.
ValueAct Capital Management, LLC

EXHIBIT A
NEWS RELEASE
February 12, 2020

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

HAWAIIAN ELECTRIC INDUSTRIES, INC. APPOINTS EVA ZLOTNICKA TO
BOARD OF DIRECTORS
Enters into agreement with ValueAct Spring Fund that paves the way for constructive relationship aligned with Hawaii’s environmental policies
ValueAct commits to supporting all HEI nominees at 2020 annual meeting

HONOLULU - February 12, 2020 - Hawaiian Electric Industries, Inc. (NYSE: HE) (“HEI” or the “Company”) today announced the appointment of Eva Zlotnicka to the Board, effective immediately. In addition, Ms. Zlotnicka has been added to the HEI Board’s Compensation Committee.
“We welcome Eva to the HEI Board,” said Jeff Watanabe, Chairman of the Board. “Eva’s investment experience in environmental, social, and governance initiatives, as well as academic background in environmental science, will complement the diverse experience of our directors. We look forward to her contributions to the Board as we work with management to pursue some of the nation’s most ambitious renewable energy goals, serve our customers and communities affordably, sustainably and reliably, and drive long-term value for all of our stakeholders, including our shareholders.”
Ms. Zlotnicka is a Managing Director of the Spring Fund and Head of Stewardship at ValueAct Capital. Prior to joining ValueAct Capital in February 2018, Ms. Zlotnicka was an environmental, social and governance equity research analyst and a fixed income and derivatives analyst at Morgan Stanley. Ms. Zlotnicka also serves on the board of Unifi, Inc.
Ms. Zlotnicka said, “I’m honored to be joining the HEI board. ValueAct was first attracted to HEI because of its record of progress supporting Hawaii’s commitment to the environment and carbon neutrality. Over the past 18 months, we have established a great appreciation for the State of Hawaii’s unique commitment to renewable energy. We look forward to working with the Company’s leadership as it continues to do what is right for its customers and communities, and I am excited to work with the Company in support of these important goals.”
Jeff Ubben, Founder and Chairman of ValueAct and Co-Portfolio Manager of the ValueAct Spring Fund, said, “We appreciate HEI's collaborative approach and look forward to supporting their efforts going forward.”
In conjunction with Ms. Zlotnicka’s appointment, HEI has entered into an agreement with ValueAct Capital containing customary terms including a commitment by ValueAct to vote in favor of the HEI Board’s nominees at the 2020 annual meeting. In addition to Ms. Zlotnicka, the Board has nominated for re-election current directors Peggy Y. Fowler, Micah A. Kane and Keith P. Russell. The full agreement between HEI and ValueAct will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

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About HEI
HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC. Hawaii is pursuing some of the most aggressive climate goals in the U.S., including a 100% renewable energy portfolio standard for electricity and a carbon-neutral goal for the entire economy. HEI is deeply involved in helping Hawaii achieve these goals.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business, and international, national and local economic, environmental, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s and Hawaiian Electric’s Annual Report on Form 10-K for the year ended December 31, 2018 and HEI’s and Hawaiian Electric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the release, report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American Savings Bank and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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EXHIBIT B
EXECUTION COPY

Hawaiian Electric Industries, Inc.
ADVANCE RESIGNATION LETTER

February 12, 2020

Board of Directors
Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900
Honolulu, Hawaii 96813
Attention: The Board of Directors of Hawaiian Electric Industries, Inc.

Dear Ladies and Gentlemen:

In accordance with Section 1(g) of that certain Cooperation Agreement (the “Agreement”), dated as of February 12, 2020, by and between Hawaiian Electric Industries, Inc. (the “Company”) and ValueAct Spring Master Fund, L.P. and certain of its Affiliates (as defined in the Agreement) (collectively, “ValueAct”), I hereby irrevocably tender my resignation as a director of the board of directors of the Company (the “Board”) and a member of all applicable committees and subcommittees thereof; provided that this resignation shall be effective only upon and only in the event of any of the following: (A) (i) ValueAct ceases to beneficially own at least 1.0% of the outstanding shares of common stock, without par value, of the Company (provided, that for purposes of such calculation, the total outstanding shares of common stock of the Company as of the date of such determination shall be deemed to be the lesser of (1) the aggregate number of shares of common stock of the Company outstanding as of the date hereof or (2) the aggregate number of shares of common stock of the Company outstanding as of the date of such determination (in each case, as adjusted for any combinations, splits, recapitalizations or similar actions)), (ii) a judicial determination that ValueAct or I have materially breached any of the terms of the Agreement, (iii) my employment with ValueAct has ceased for any reason or (iv) ValueAct nominates one or more director candidates for election or appointment to the Board (including pursuant to the advance notice provisions for shareholder nominations or the proxy access provisions of the Company’s Amended and Restated Bylaws (as may be amended from time to time)) and (B) the Board’s acceptance of this resignation in accordance with the terms set forth in the Agreement.

This resignation expires on the date of the Company’s 2023 annual meeting of shareholders. This resignation may not be withdrawn by me at any time.

Sincerely,

/s/ Eva T. Zlotnicka
Eva T. Zlotnicka